Exhibit 99.1


USANA Health Sciences Board of Directors Forms a Special Committee of
          Independent Directors to Review Take-Private Offer

    Special Committee Retains Legal Advisor to Assist in its Review


    SALT LAKE CITY--(BUSINESS WIRE)--May 20, 2008--USANA Health Sciences, Inc. (NASDAQ: USNA) today announced that its Board of Directors have formed a Special Committee of independent directors to evaluate an offer expected to be made by Gull Holdings, Ltd. and others to acquire all of the outstanding shares of USANA common stock not already owned by Gull Holdings and the other tender offer participants at a cash purchase price of $26.00 per share. Gull Holdings and others indicated their intent to make such an offer on a Schedule TO filed with the Securities and Exchange Commission (SEC) on May 13, 2008. No offer had been commenced as of the time of this press release.

    The Special Committee has retained Morrison & Foerster LLP as its legal advisor to assist in its evaluation of the proposed offer. The Special Committee is also in the process of identifying and retaining a financial advisor to assist with its evaluation of the proposed offer. Neither USANA nor the Special Committee plan to update the market with any further comments relating to the proposed offer until after the tender offer has been issued and the relevant evaluation has been performed.

    If a tender offer for USANA's common stock is commenced, shareholders are urged to read USANA's solicitation/recommendation statement on Schedule 14D-9, which would be filed with the SEC, because it will contain important information. Shareholders can obtain a free copy of the solicitation/recommendation statement and any amendments to that statement, if and when available, and all other filings by USANA with the SEC at www.sec.gov.

    About USANA

    USANA develops and manufactures high quality nutritional, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

    Safe Harbor

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, including but not limited to statements regarding the proposed tender offer and the Company's and the Special Committee's intentions with respect to any such tender offer. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.


    CONTACT: USANA Health Sciences, Inc.
             Riley Timmer, 801-954-7922 (Investor Relations) investor.relations@us.usana.com or
             Edelman
             Joe Poulos, 011-44-796-772-3291
             Joseph.poulos@edelman.com